EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE COMPLETES FIRST ASSET-BACKED SECURITIZATION, REACHES AGREEMENT FOR FIRST LOAN SALE AS
STANDALONE CONSUMER BANKING BUSINESS

NEWARK, Del., Aug. 8, 2014 —Sallie Mae, formally known as SLM Corporation (NASDAQ: SLM), today announced the completion of the company’s first asset-backed securitization as a standalone consumer banking business and the definitive agreement for its first loan sale.

The off-balance sheet securitization consisted of approximately $380 million of Smart Option Student Loans. All securities, including the entire residual interest in the loans, were privately placed with a single, third-party investment manager.

The company has also signed a definitive agreement to sell approximately $820 million of Smart Option Student Loans to Navient Corporation. The loan sale is expected to close in August.

On April 30, 2014, Sallie Mae completed the strategic spin off of its portfolio management, loan servicing and asset recovery businesses. Today, the company focuses exclusively on products and services that help families save, plan and pay responsibly for college. Sallie Mae has previously stated its intent to sell a portion of the loans it originates as part of its new business model.

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Sallie Mae
Sallie Mae (NASDAQ: SLM) is the nation’s  No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for American families. With products and services that include Upromise rewards, scholarship search and planning tools, private education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:
Martha Holler, 302.451.4900,  martha.holler@salliemae.com
Abigail Harper, 302.451.0230, abigail.harper@salliemae.com

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